UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2019

ZIX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Texas	0-17995	75-2216818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 370-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On February 20, 2019, Zix Corporation (“Zix”) entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders and SunTrust Bank, as administrative agent for such lenders and as an issuing bank and swing line lender, providing Zix with (1) a senior secured term loan facility in an aggregate principal amount of $175 million (the “Term Loan”), (2) a senior secured delayed draw term loan facility in an aggregate principal amount of $10 million (the “Delayed Draw Term Loan Facility”), and (3) a senior secured revolving credit facility in an aggregate principal amount of $25 million, up to $5 million of which is available for letters of credit (the “Revolving Facility” and, together with the Term Loan and the Delayed Draw Term Loan Facility, the “Credit Facilities”). On February 20, 2019, the Term Loan was borrowed in full to pay a portion of the purchase price in connection with the Acquisition (as defined below) (including certain fees, costs and expenses related thereto). The Delayed Draw Term Loan Facility is currently undrawn and available until August 20, 2019, for Zix to use in connection with future acquisitions permitted under the Credit Agreement, while the Revolving Facility is currently undrawn and available to fund working capital and for other general corporate purposes, including the financing of permitted acquisitions, investments and restricted payments, subject, in both cases, to the conditions contained in the Credit Agreement.

The Credit Facilities are guaranteed by substantially all of the wholly-owned domestic subsidiaries of Zix (including AppRiver (as defined below)). The Credit Facilities are secured by substantially all of the assets of Zix and the subsidiary guarantors, subject to certain exceptions.

The Credit Facilities are scheduled to mature on February 20, 2024, unless extended in accordance with the terms of the Credit Agreement. The Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitments thereunder, subject to the limits and conditions set forth in the Credit Agreement.

Borrowings under the Credit Agreement bear interest, at Zix’s option, at either (1) the adjusted LIBO rate (as defined in the Credit Agreement) plus a margin ranging from 2.50% to 3.50% or (2) the alternate base rate (as defined in the Credit Agreement) plus a margin ranging from 1.50% to 2.50%. The applicable margin varies depending on Zix’s total net leverage ratio. Zix is charged a commitment fee ranging from 0.25% to 0.50% per year on the daily amount of the unused portions of the commitments under the Revolving Facility. Commencing March 23, 2019, Zix will pay a ticking fee on the unused portion of the Delayed Draw Term Loan Facility. Zix paid upfront fees, underwriting fees and other fees to the various lenders, arrangers and agents of the Credit Agreement.

Optional prepayments of borrowings under the Credit Facilities are permitted at any time and do not require any prepayment premium (other than reimbursement of the lenders’ breakage and redeployment costs in the case of a prepayment of LIBO rate borrowings). The Term Loan and Delayed Draw Term Loan Facility (if funded) require 1.00% per annum amortization of the original principal amount borrowed, payable in equal quarterly installments until the final maturity date. In addition to other customary mandatory prepayment requirements, the Term Loan and Delayed Draw Term Loan Facility require annual prepayments based on a percentage of Zix’s excess cash flow, which percentage will reduce as Zix’s total net leverage ratio decreases. The Credit Agreement contains various financial, operational, and legal covenants. The financial covenant is tested on a quarterly basis (commencing March 31, 2019), based on the rolling four-quarter period that ends on the last day of each fiscal quarter. The financial covenant requires Zix to maintain a maximum total net leverage ratio of:

•	5.50:1.00 for the fiscal quarters ending March 31, 2019 and June 30, 2019;

•	5.25:1.00 for the fiscal quarter ending September 30, 2019;

•	5.00:1.00 for the fiscal quarters ending December 31, 2019 through June 30, 2020;

•	4.75:1.00 for the fiscal quarters ending September 30, 2020 through March 30, 2021;

•	4.50:1.00 for the fiscal quarters ending June 30, 2021 through December 31, 2021; and

•	4.25:1.00 for the fiscal quarter ending March 31, 2022 and each fiscal quarter thereafter.

The non-financial covenants restrict Zix’s ability and the ability of Zix’s restricted subsidiaries to, among other things, incur indebtedness, incur liens, merge with or acquire other entities, make investments, dispose of assets, enter into sale and leaseback transactions, make dividends, distributions or stock repurchases, prepay junior indebtedness, enter into transactions with affiliates, enter into restrictive agreements, and amend organizational documents or the terms of junior indebtedness.

The Credit Agreement contains events of default that Zix believes are customary for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events occurs, all obligations under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the Credit Facilities and exercise other rights and remedies, including foreclosure or other actions against the collateral. If any default exists under the Credit Agreement, or if Zix is unable to make any of the representations and warranties in the Credit Agreement at the applicable time, Zix will be unable to borrow additional funds or have letters of credit issued under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which Zix will file with the Securities and Exchange Commission (“SEC”) as an exhibit to a forthcoming periodic financial report.

Registration Rights Agreement

Pursuant to an Investment Agreement, dated as of January 14, 2019 (the “Investment Agreement”), previously entered into by and between Zix and an investment fund managed by True Wind Capital (together with its successors and permitted assigns and affiliated transferees, the “Private Purchaser”), Zix and the Private Purchaser consummated the $100 million private placement contemplated thereunder (the “Private Placement”) on February 20, 2019 (the “Closing Date”), and the parties entered into a Registration Rights Agreement, dated as of that date (the “Registration Rights Agreement”). The securities that were offered and sold in the Private Placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent such registration or the availability of an applicable exemption from registration.

The Registration Rights Agreement provides that Zix will use its commercially reasonable efforts to prepare and file a shelf registration statement with the SEC within 120 days after the Closing Date and to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective as promptly as is reasonably practicable after its filing to permit the public resale of registrable securities covered by the Registration Rights Agreement. Such registrable securities generally include the securities issued in the Private Placement, shares of Zix’s common stock, par value $0.01 per share (“Common Stock”), into which the securities issued in the Private Placement are convertible, as well as other shares of Common Stock that the Private Purchaser may acquire from time to time.

Zix generally will be required to effect registrations for up to four underwritten offerings within any year during the term of the Registration Rights Agreement, subject to certain limitations, including that the anticipated gross proceeds of any such offering be at least $10 million. In the event that Zix proposes to file a registration statement with the SEC, under certain circumstances, the Private Purchaser will be entitled to certain “piggyback” registration rights allowing the Private Purchaser to include its shares in such registration, subject to certain marketing and other limitations. Zix has generally agreed to pay the related registration expenses, including the expenses of one counsel for the Private Purchaser and one counsel for all other stockholders party to the Registration Rights Agreement, but excluding underwriting discounts and commissions and has also agreed to indemnify the Private Purchaser for certain liabilities arising from such registrations. The Private Purchaser’s rights pursuant to the Registration Rights Agreement will terminate upon the date on which the Private Purchaser no longer holds any registrable securities covered thereby.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 20, 2019, Zix completed its previously announced acquisition of the AppRiver Companies (as defined below) pursuant to a Securities Purchase Agreement, dated as of January 14, 2019 (the “Securities Purchase Agreement”), by and among Zix, AR Topco, LLC, a Delaware limited liability company (“AppRiver”), AppRiver Marlin Blocker Corp., a Delaware corporation (“Blocker”), AppRiver Holdings, LLC, a Florida limited liability company (the “Rollover Seller”), AppRiver Marlin Topco, L.P., a Delaware limited partnership (the “Marlin Seller”), Marlin Equity IV, L.P., a Delaware limited partnership (the “Blocker Seller”), AppRiver Management Holding, LLC, a Delaware limited liability company (the “MIU Seller” and, together with the Rollover Seller, the Marlin Seller, and the Blocker Seller, the “Sellers”), and Marlin Topco GP, LLC, solely in its capacity as the representative of the Sellers. Pursuant to the Securities Purchase Agreement, Zix acquired, directly or indirectly, from the Sellers (the “Acquisition”) 100% of the equity interests of Blocker and AppRiver (collectively, with their respective subsidiaries, the “AppRiver Companies”).

Zix paid $275 million in cash to the Sellers, less outstanding indebtedness of the AppRiver Companies retired at closing and certain accrued items and unpaid transaction expenses, and subject to a customary working capital adjustment, in exchange for 100% of the equity of the AppRiver Companies. As part of the transaction, Zix secured a representation and warranty insurance policy (50% of the cost of which was borne by the Sellers), under which the issuer of that policy insures Zix against any post-closing claims, damages or other losses arising from breaches of the representations and warranties of the Sellers and the AppRiver Companies in the Securities Purchase Agreement, up to a policy limit of $27.5 million and subject to a $2.75 million retainage amount for which Zix will retain responsibility for one year. After one year, the retainage amount will automatically reduce to $1,375,000 and stay at that level for the remaining duration of the policy, which is six years for certain “fundamental” representations and warranties and three years for the remainder of the representations and warranties.

The foregoing summary is qualified in its entirety by the full text of the Securities Purchase Agreement, which Zix will file with the SEC as an exhibit to a forthcoming periodic financial report.

Important Note

The representations, warranties and covenants contained in the agreements and documents described above were made only for purposes of those agreements and documents and as of the specified dates set forth therein, were solely for the benefit of the parties to those agreements and documents, may be subject to limitations agreed upon by those parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between those parties instead of establishing particular matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on these representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Zix, the AppRiver Companies or the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreement containing them, which subsequent information may or may not be fully reflected in Zix’s public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Credit Agreement disclosure contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On February 20, 2019, Zix consummated the Private Placement pursuant to the Investment Agreement and, in connection therewith, issued an aggregate of $100 million of shares of its convertible Preferred Stock (as defined below) at a price of $1,000 per share.

Approximately $65 million was issued in the form of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which has an initial stated value of $1,000 per share, which stated value will accrete at an annual rate of 8%, compounded quarterly, and will vote together with the Common Stock on an as-converted basis. Subject to certain limitations, the accreted value of each share of Series A Preferred Stock may be converted into shares of Common Stock of Zix, subject to a cap prior to the receipt of Stockholder Approval (as defined in the Investment Agreement), at a conversion rate of 166.11 shares of Common Stock per $1,000 of accreted value (equivalent to $6.02 per common share), subject to adjustment to take into account certain dilutive issuances, stock splits, stock dividends, or similar events. Under Nasdaq Listing Rule 5635, Zix is required to obtain approval by the holders of a majority of its then outstanding shares of common stock for the issuance of shares of Common Stock to the Private Purchaser (a) in an amount equal to or greater than 20% of the Common Stock outstanding prior to the Private Placement in connection with the Acquisition and (b) because such issuance may result in a change of control of Zix as interpreted by Nasdaq. No shares of Series A Preferred Stock may be voted for such approval.

An additional approximately $35 million was issued in the form of Series B Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), which has an initial stated value of $1,000 per share, will be entitled to receive dividends each quarter, which accrue daily at an initial annual rate of 10% (which rate will increase by an additional 1% for each six-month period that elapses before Stockholder Approval is obtained, up to a maximum of 12%), and will be non-voting. The Series B Preferred Stock will automatically convert into shares of Series A Preferred Stock upon receipt of Stockholder Approval, which Zix expects to seek at its 2019 annual meeting of shareholders.

In connection with the Private Placement, Zix has granted customary registration rights to the Private Purchaser pursuant to the Registration Rights Agreement, which is described in Item 1.01. Such description is incorporated by reference into this Item 3.02.

Zix has granted certain consent rights to the holders of the Preferred Stock pursuant to the Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) and the Certificate of Designations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”), which are more fully described in Item 5.03 below and incorporated by reference into this Item 3.02.

The shares of Preferred Stock issued and sold in the Private Placement pursuant to the Investment Agreement were issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 3.03	Material Modifications to Rights of Security Holders.

The disclosures contained in Item 1.01 under “Registration Rights Agreement,” in Item 3.02 and in Item 5.03 are incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

Pursuant to the Investment Agreement, until such time as the Private Purchaser no longer beneficially owns shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 10% of the then-outstanding Common Stock, the Private Purchaser has the right to appoint two designees (the “Investor Designees”) to the Board. In connection with Zix’s consummation of the Private Placement, and pursuant to the Investment Agreement, on February 20, 2019, Zix increased the size of its Board of Directors (the “Board”) from six to eight members and elected James H. Greene, Jr. and Brandon Van Buren to the Board, each of whom constitutes an Investor Designee. Mr. Greene has been appointed to the Compensation Committee of the Board, and Mr. Van Buren has been appointed to the Nominating and Corporate Governance Committee of the Board. Mr. Greene and Mr. Van Buren will serve on the Board until the 2019 annual meeting of Zix’s stockholders and until each of their respective successors is duly elected and qualified.

At such time as the Private Purchaser no longer beneficially owns shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 10% of the then-outstanding Common Stock, but continues to beneficially own shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 5% of the then-outstanding Common Stock, the Private Purchaser will have the right to appoint one Investor Designee to the Board. At such time as the Private Purchaser no longer beneficially owns shares of Preferred Stock and/or Common Stock that represent, in the aggregate and on an as-converted basis, at least 5% of the then-outstanding Common Stock, the Private Purchaser will no longer have a right to appoint an Investor Designee to the Board.

Mr. Greene co-founded True Wind Capital (“True Wind”) in 2014. He currently serves on True Wind’s investment committee and is responsible for managing the firm’s day-to-day operations. Prior to True Wind, Greene was a Partner with Kohlberg Kravis Roberts & Co. (“KKR”), which he joined in 1986. Greene founded KKR’s Global Technology Group in 2004. Prior to joining KKR, Greene had 14 years of banking experience as a Vice President at Bankers Trust Company. Greene currently serves as Chairman of the Board of Transflo and is a Director and Co-Chief Executive Officer of Nebula Acquisition Corporation. He is also a Trustee and a Member of the Executive Committee of the University of Pennsylvania, and a member of the Executive Committee and Board of Penn Medicine, which includes the Perelman School of Medicine and the University of Pennsylvania Health System. He received a B.S. in Economics from the University of Pennsylvania.

Mr. Van Buren joined True Wind in 2017. Previously, he was a Principal at Google Capital, Alphabet’s private investment arm, where he led growth equity investments within the technology, media, and telecommunications sectors. Prior to joining Google, Van Buren was with KKR where he executed leveraged buyout transactions within the technology space. Van Buren holds a B.S. in Business Administration with concentrations in Finance and Accounting from California Polytechnic State University, San Luis Obispo and a MBA from Harvard Business School where he was a Baker Scholar.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with Zix’s consummation of the Private Placement, and pursuant to the Investment Agreement, Zix filed the Series A Certificate of Designations and the Series B Certificate of Designations with the Texas Secretary of State creating the Series A Preferred Stock and Series B Preferred Stock and establishing the relative rights, preferences and other terms of such series of preferred stock. The Series A Preferred Stock ranks senior to the Common Stock, and on a parity basis with the Series B Preferred Stock, with respect to dividend rights and rights on the distribution of assets upon liquidation, dissolution and winding up, and the Series B Preferred Stock ranks senior to the Common Stock and on a parity basis with the Series A Preferred Stock with respect to dividend rights and rights on the distribution of assets upon liquidation, dissolution and winding up.

Series A Certificate of Designations

Accretion; Dividends; No Stated Maturity

The Series A Preferred Stock initially has a Stated Value (as defined in the Series A Certificate of Designations) of $1,000 per share. From the Closing Date, the Stated Value per share of Series A Preferred Stock accrete at a fixed rate of 8.0% per annum, compounded quarterly (the “Rate of Accretion”). The Series A Preferred Stock is also entitled to receive any dividends paid in respect of the Common Stock on an as-converted basis.

The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Common Stock or repurchased or redeemed by Zix.

Voting Rights

The holders of the Series A Preferred Stock (the “Series A Holders”) are entitled to vote, together with the holders of Common Stock, on an as-converted basis, subject to a cap until the Stockholder Approval is obtained, on all matters submitted to a vote of the holders of Common Stock, and as a separate class on all matters relating to the Series A Preferred Stock.

Liquidation Rights

The Series A Preferred Stock has a liquidation preference equal to the greater of (i) the Stated Value per share as it has accreted as of such date (the “Accreted Value”) and (ii) the amount such holder would have received if the Series A Preferred Stock had converted into Common Stock immediately prior to such liquidation.

Optional Redemption

At any time after the fourth anniversary of the Closing Date, Zix may redeem the Series A Preferred Stock for an amount per share of Series A Preferred Stock equal to the Accreted Value per share of the Series A Preferred Stock to be redeemed as of the applicable redemption date multiplied by 1.50.

Holder Conversion Right

At any time, each Series A Holder may, subject to a cap until Stockholder Approval is obtained, elect to convert each share of such Series A Holder’s then-outstanding Series A Preferred Stock into (i) the number of shares of Common Stock equal to the product of (A) the Accreted Value with respect to such share on the conversion date multiplied by (B) the Conversion Rate as of the applicable conversion date divided by (C) 1,000 plus (ii) cash in lieu of fractional shares. Prior to obtaining Stockholder Approval, Zix will be required to pay an amount in cash upon conversion in lieu of delivering shares that are otherwise restricted from being delivered upon conversion prior to obtaining Stockholder Approval. The initial Conversion Rate is equal to 166.11 shares and is subject to adjustment from time to time upon the occurrence of certain customary events in accordance with the terms of the Series A Certificate of Designations.

Change of Control

Upon a change of control (as defined in the Series A Certificate of Designations), Zix is required to redeem the Series A Preferred Stock at a price per share of Series A Preferred Stock in cash equal to the greater of (i) the Series A Change of Control Redemption Price (as defined below) of such share of Series A Preferred Stock and (ii) (A) the amount of cash such Series A Holder would have received plus (B) the fair market value of any other assets in each case had such Series A Holder, immediately prior to such change of control, converted such shares of Series A Preferred Stock into shares of Common Stock. The “Series A Change of Control Redemption Price” per share of Series A Preferred Stock is the product of the Accreted Value of such share as of the date of determination multiplied by (1) 1.30 (if the change of control occurs before the first anniversary of the Closing Date), (2) 1.35 (if the change of control occurs on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date), (3) 1.40 (if the change of control occurs on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date), (4) 1.45 (if the change of control occurs on or after the third anniversary of the Closing Date but before the fourth anniversary of the Closing Date) and (5) 1.50 (if the change of control occurs on or after the fourth anniversary of the Closing Date).

Consent Rights

So long as any shares of Series A Preferred Stock are outstanding, the consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock is necessary for Zix to effect (1) any amendment, alteration or repeal of Zix’s Restated Articles of Incorporation (the “Articles of Incorporation”) or the Series A Certificate of Designations in a manner that would adversely affect the rights, preferences, privileges or power of the Series A Preferred Stock, (2) any amendment or alteration to the Articles of Incorporation or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue any parity stock or senior stock as to dividend or liquidation rights, (3) the issuance of shares of Series A Preferred Stock other than in connection with the conversion of Series B Preferred Stock that was issued on the Closing Date, (4) any action that would cause Zix to cease to be treated as a domestic corporation for U.S. federal income tax purposes, or (5) the incurrence of indebtedness that would cause Zix to exceed a specified leverage ratio.

Series B Certificate of Designation

Dividends; No Stated Maturity

The Series B Preferred Stock initially has a Stated Value (as defined in the Series B Certificate of Designations) of $1,000 per share. The holders of Series B Preferred Stock (“Series B Holders”) are entitled to receive dividends accruing daily on a cumulative basis payable quarterly in arrears in cash at a fixed rate of 10.0% per annum on the Stated Value per share (the “Dividend Rate”), which rate will automatically increase by 1.0% every six months that the Series B Preferred Stock remains outstanding (subject to a cap of 12.0%). The cash dividends are payable only when, as and if declared by the Board out of funds legally available therefor. If a cash dividend is not paid in respect of any dividend payment period, then the liquidation preference of each outstanding share of Series B Preferred Stock will automatically increase at the Dividend Rate. Such liquidation preference of each outstanding share of Series B Preferred Stock is in full satisfaction of the dividend that would have otherwise accrued for such dividend payment period.

The Series B Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Series A Preferred Stock upon receipt of Stockholder Approval, repurchased or redeemed by Zix.

Voting Rights

The Series B Holders are entitled to vote as a separate class on certain matters relating to the Series B Preferred Stock. Otherwise, the Series B Holders do not have any voting rights, except as otherwise provided by the Texas Business Organizations Code.

Liquidation Rights

The Series B Preferred Stock has a liquidation preference equal to the sum of (i) the Stated Value and (ii) without duplication, any accrued but unpaid preferred dividends.

Automatic Conversion

Following the receipt of Stockholder Approval, each share of Series B Preferred Stock will automatically be converted into the number of shares of Series A Preferred Stock equal to the liquidation preference of such share of Series B Preferred Stock divided by the accreted value of a share of Series A Preferred Stock on the date of conversion plus cash in lieu of fractional shares. If Stockholder Approval is not obtained, the Series B Preferred Stock will not be convertible into shares of Series A Preferred Stock or Common Stock.

Optional Redemption by Zix

At any time after the fourth anniversary of the Closing Date, Zix may redeem any then-outstanding shares of Series B Preferred Stock for an amount per share of Series B Preferred Stock equal to the liquidation preference per share of the Series B Preferred Stock to be redeemed as of the applicable redemption date multiplied by 1.50.

Holder Redemption Right

At any time after the seventh anniversary of the Closing Date, upon 90 days’ prior notice, each Series B Holder may elect to require Zix to redeem the Series B Preferred Stock for an amount per share of Series B Preferred Stock equal to the liquidation preference per share of the Series B Preferred Stock to be redeemed as of the applicable redemption date multiplied by 1.50.

Change of Control

Upon a change of control (as defined in the Series B Certificate of Designations), Zix is required to redeem the Series B Preferred Stock at a price per share of Series B Preferred Stock in cash equal to the greater of (i) the Series B Change of Control Redemption Price (as defined below) of such share of Series B Preferred Stock and (ii) (A) the amount of cash such Series B Holder would have received plus (B) the fair market value of any other assets in each case had such Series B Holder, immediately prior to such change of control, converted such shares of Series B Preferred Stock into shares of Series A Stock. The “Series B Change of Control Redemption Price” per share of Series B Preferred Stock is the product of the liquidation preference of such share as of the date of determination multiplied by (1) 1.30 (if the change of control occurs before the first anniversary of the Closing Date), (2) 1.35 (if the change of control occurs on or after the first anniversary of the Closing Date but before the second anniversary of the Closing Date), (3) 1.40 (if the change of control occurs on or after the second anniversary of the Closing Date but before the third anniversary of the Closing Date), (4) 1.45 (if the change of control occurs on or after the third anniversary of the Closing Date but before the fourth anniversary of the Closing Date) and (5) 1.50 (if the change of control occurs on or after the fourth anniversary of the Closing Date).

Consent Rights

So long as any shares of Series B Preferred Stock are outstanding, the consent of the holders of a majority of the then-outstanding shares of Series B Preferred Stock is necessary for Zix to effect (1) any amendment, alteration or repeal to the Articles of Incorporation or the Series B Certificate of Designations in a manner that would adversely affect the rights, preferences, privileges or power of the Series B Preferred Stock; (2) any amendment or alteration to the Articles of Incorporation or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue any parity stock or senior stock as to dividend or liquidation rights; (3) the issuance of shares of Series B Preferred Stock; (4) any action that would cause Zix to cease to be treated as a domestic corporation for U.S. federal income tax purposes; or (5) the incurrence of indebtedness that would cause Zix to exceed a specified leverage ratio.

The foregoing description of the Series A Certificate of Designations, the Series A Preferred Stock, the Series B Certificate of Designations and the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A Certificate of Designations and the Series B Certificate of Designations, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and the Investment Agreement, which was filed as Exhibit 10.1 to the Current Form on Form 8-K, dated January 14, 2019, and filed with the SEC on January 17, 2019.

Item 7.01.	Regulation FD Disclosure.

On February 20, 2019, Zix issued a press release announcing that it had closed the Private Placement, entered into and obtained a $175 million term loan, a $10 million delayed draw term loan facility and a $25 million revolving credit facility under the Credit Agreement and closed the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this item are not included in this filing. The required financial statements will be filed not later than 71 calendar days after February 26, 2019, the date that this Current Report on Form 8-K was required to be filed.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Convertible Preferred Stock, as filed with the Texas Secretary of State on February 15, 2019.

3.2	Certificate of Designations of Series B Convertible Preferred Stock, as filed with the Texas Secretary of State on February 15, 2019.

10.1	Registration Rights Agreement, dated as of February 20, 2019, by and between Zix Corporation and Zephyr Holdco, LLC.

99.1	Zix Corporation Press Release, dated February 20, 2019, titled “Zix Closes Acquisition of AppRiver, Creating Leading Cloud-based Cybersecurity Solutions Provider.”

Exhibit 99.1 attached hereto shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION

By:	/s/ David E. Rockvam
David E. Rockvam
Vice President and Chief Financial Officer

Date: February 21, 2019